Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nelnet, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S‑8 Nos. 333‑112374, 333‑144790, 333‑151991, and 333‑161814 and the Registration Statement on Form S‑3 No. 333‑144789 of Nelnet, Inc. of our reports dated February 28, 2012 with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three‑year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10‑K of Nelnet, Inc.

/s/ KPMG LLP

Lincoln, Nebraska
February 28, 2012